Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports Third Quarter 2017 Results

JERSEY CITY, NJ [November 3, 2017] Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB), a leading global manufacturer of products that power, protect and connect electronic circuits, announces preliminary financial results for the third quarter of 2017.

Third Quarter 2017 Highlights
•	Net sales of $126.4 million, down 1.9% year over year
•	Gross profit margin of 21.9%, up 130 basis points year over year
•	GAAP earnings per share of $0.40 (Class A) and $0.42 (Class B), versus $0.78 (Class A) and $0.82 (Class B) in the third quarter 2016
•	GAAP net earnings of $5.0 million (4.0% of sales) compared to $9.7 million (7.5% of sales) in the third quarter of 2016
•	Adjusted Non-GAAP EBITDA of $12.2 million (9.6% of sales) compared to $13.2 million (10.2% of sales) in the third quarter 2016
•	Debt repayments of $9.8 million during the quarter

Non-GAAP financial measures, such as Non-GAAP EPS and EBITDA, exclude the impact of costs associated with a legal entity restructuring, ERP system implementation costs, impairment charges, restructuring charges and certain other items. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures and our explanation of why we present Non-GAAP financial measures.

CEO Comments
Daniel Bernstein, President and CEO, said, "A more favorable sales mix, led by growth within our Connectivity Solutions and Magnetics Solutions product groups this quarter, enabled a higher gross margin and a higher gross profit for Bel in the third quarter, despite slightly lower sales.

"Bel's Connectivity Solutions business had a solid third quarter with both sales and profit improving, along with most other key metrics, compared to the same quarter last year.  Orders booked in the quarter led to an improved backlog position as compared to the same time last year and the book-to-bill ending the quarter remains positive. Improvements have been made in the areas of materials and resource management with inventory turns increasing slightly while lead times remained generally flat to down.  We continue to work closely with our strategic accounts within the military-aerospace market to expand into new platforms while maintaining our position on existing programs. This has resulted in increased sales of product into these customers both domestically and internationally as we are well-positioned on key communications, missile and commercial aircraft platforms.  Build rates of commercial aircraft continue to increase, and our aftermarket and optical products are gaining traction with aerospace applications outside our traditional US customer base.  Within our distribution business, sales through our catalog distributors have achieved four consecutive quarters of year-over-year sales growth.  This was complemented in the third quarter by double-digit growth with our broadline distribution partners, which we view as a positive trend for future quarters.

"Bel's Magnetics Solutions business continues to be the leader in deployment of next generation 10-gig and other multi-gig applications.  Demand for our integrated connector modules (ICMs) remained at high levels throughout the third quarter resulting in a 6% increase over last year's third quarter.  Improvement in this area was primarily driven by our larger network infrastructure customers where we enjoyed majority share on key new product introductions.

"Sales within Bel's Power Solutions and Protection business fell short of last year's third quarter by $6.1 million.  This was due in part to the reduced revenue stream associated with our divested Network Power Solutions (NPS) business, coupled with lower spend from our traditional networking and storage customers.  The decline was partially offset by sales growth related to our circuit protection products within e-Mobility applications, as well as our AC-DC products into industrial applications in Europe.  Other new product developments within our power group continued to translate into project wins during the third quarter.  One of our power products is designed in on an Internet of Things (IoT) application which will be introduced into the consumer marketplace during the fourth quarter.  We also secured and began shipping initial orders to a large networking company for their datacenter application.  Order volumes for both of these recent wins are expected to ramp up in early-mid 2018.  As mentioned last quarter, we also have products designed into e-Mobility applications as well as those supporting the ongoing CORD (Central Office Rearchitected as a Datacenter) initiative.  These projects should have meaningful contributions to sales in 2018 and 2019.  With these projects still in the early stages, we have evaluated our Power Solutions business from a cost perspective, and by the end of the third quarter, we had implemented cost savings measures equating to $1 million in annualized cost savings.  We anticipate these savings to be realized beginning in the first quarter of 2018" concluded Mr. Bernstein.

* Sales in our Power Solutions and Protection group were down year-over-year as sales from our divested NPS business continue to wind down.  The manufacturing services agreement entered into in 2015 as part of this divestiture is coming to an end, and we expect it will account for year-over-year sales declines of $2.9 million in the fourth quarter of 2017, and approximately $2 million in each of the first and second quarters of 2018. On an annual basis, total sales related to the NPS business were $16.1 million in 2016, and are estimated to be $6.0 million in 2017 and less than $1.0 million in 2018.  This product line has had negative margins in 2017, and as such, the exiting of this arrangement should improve our margins going forward.

Financial Summary

All comparative percentages are on a year-over-year basis, unless otherwise noted.

Third Quarter 2017 Results

Net Sales
Net sales were $126.4 million, down 1.9% from last year's third quarter. By geographic segment, Europe was up by 14.3%, North America was down by 6.0% and Asia was lower by 2.7%.  By product group, Magnetics Solutions was up by 6.2%, Connectivity Solutions was higher by 2.8% and Power Solutions and Protection sales were lower by 13.5%.  During the third quarter of 2017, 34% of our sales related to our Connectivity Solutions products (compared to 32% for the same period of 2016), 31% related to our Power Solutions and Protection products (compared to 36% in 2016) and 35% related to our Magnetic Solutions products (compared to 32% in 2016).

Gross Profit
Gross profit margin improved to 21.9%, up from 20.6% in the third quarter of 2016, and gross margin dollars were up by $1.0 million in the third quarter of 2017 on slightly lower sales volume. A favorable shift in product mix, specifically towards our higher-margin connectivity products in the areas of military and commercial aerospace, contributed to margin expansion in the third quarter of 2017. We also recognized a $0.5 million gain on the sale of our interest in a joint venture in China which had a favorable impact on our gross profit during the third quarter of 2017.

Selling, General and Administrative Expenses (SG&A)
SG&A expenses were $20.9 million, up from $19.4 million in the third quarter of 2016.  Factors contributing to the increase in 2017 related to consulting fees in connection with the Company's Enterprise Resource Planning (ERP) system implementation of $0.4 million, an increase of foreign exchange losses of $0.4 million and higher legal and professional fees of $0.6 million.

Operating Income
Operating income was $6.5 million, compared to $9.3 million in the third quarter of 2016, with an operating margin of 5.2% in the third quarter of 2017 compared to 7.2% in the third quarter of 2016.  In addition to the items previously noted, operating income for the third quarter of 2016 also included a pre-tax gain of $2.1 million related to the sale of a property in Hong Kong.

Income Taxes
The income tax provision was less than $0.1 million in the third quarter of 2017 as compared with an income tax benefit of $(1.7) million during the same period of 2016, resulting in an effective tax rate of 1.2% during the third quarter of 2017, compared to an effective tax rate of (21.2)% during the same quarter last year. The Company's income tax provision can fluctuate significantly based upon the geographic segment in which the pre-tax profits and losses are earned.  Of the geographic segments in which the Company operates, the U.S. has the highest tax rates; Europe tax rates are generally lower than those of the U.S.; and Asia has the lowest tax rates. The change in effective tax rate was primarily attributable to increased foreign taxes due to the reversal of valuation allowances related to net operating loss carryforwards in 2016, as well as an increase in taxes related to uncertain tax positions.

Net Earnings
Net earnings were $5.0 million in the third quarter of 2017 as compared with $9.7 million in the third quarter of 2016.

Nine months Ended September 30, 2017 Results

Net Sales
Net sales were $371.7 million, down $9.9 million, or 2.6%, from the same period last year. By geographic segment, Europe was up by 1.7%, Asia was up by 0.9% and North America was down by 6.1%.  By product group, Magnetics Solution was up by 5.3%, Power Solutions and Protection sales were 10.7% lower, and Connectivity Solutions was down by 1.3%.  During the nine months ended September 30, 2017, 35% of our sales related to our Connectivity Solutions products (compared to 34% for the same period of 2016), 32% related to our Power Solutions and Protection products (compared to 35% in 2016) and 33% related to our Magnetic Solutions products (compared to 31% in 2016).

Gross Profit
Gross profit margin was 21.5%, up from 19.7% during the same period of 2016. A favorable mix of products sold, lower incentive compensation, and recognition of a $0.5 million gain on the sale of our interest in a joint venture in China resulted in a favorable impact to gross profit margin in 2017 as compared with 2016. In addition, the restructuring efforts taken last year also resulted in reduced direct labor and fixed overhead costs during the 2017 period.

Selling, General and Administrative Expenses
SG&A expenses increased by $8.9 million in the nine months ended September 30, 2017 to $63.9 million compared to $55.0 million in the same period in 2016. During 2016, Bel recorded a non-recurring benefit of $5.2 million for certain value-added and business tax items recorded in connection with the acquisition of Power Solutions. Other factors contributing to the increase in 2017 related to consulting fees in connection with the Company's ERP implementation of $1.5 million, an increase of foreign exchange losses of $3.0 million and higher legal and professional fees of $0.8 million.

Goodwill and Other Intangible Assets Impairment
During the nine months ended September 30, 2016, we recorded an impairment charge related to our goodwill and other intangible assets of $106.0 million. This impairment charge did not impact our cash expenditures, liquidity, financial performance, compliance with our debt covenants or affect the ongoing business.

Operating Income (Loss)
Operating income was $15.6 million in the nine months ended September 30, 2017 as compared with a loss of $(84.1) million in the same period of 2016, with an operating margin of 4.2% in the nine months ended September 30, 2017 compared to (22.0)% in the same period of 2016.  In addition to the factors noted above, operating income for the nine month period ended September 30, 2016 also included a pre-tax gain of $2.1 million related to the sale of a property in Hong Kong.

Income Taxes
The provision for income taxes was $2.3 million in the nine months ended September 30, 2017 as compared with an income tax benefit of $(20.7) million during the same period of 2016. The income tax benefit in 2016 included a net benefit related to the resolution of certain liabilities for uncertain tax positions of $13.0 million and a net benefit related to the goodwill and other intangible assets impairment of $4.4 million. In addition, the mix of pre-tax earnings and losses in different jurisdictions contributed to the benefit in the nine-month period of 2016.  The 2017 period included $2.3 million in tax expense related to a legal entity restructuring. These factors resulted in an effective tax rate of 20.8% during the nine months ended September 30, 2017, compared to an effective tax rate of 23.3% during the same period last year.

Net Earnings (Loss)
Net earnings was $8.9 million in the nine months ended September 30, 2017 as compared with a loss of $(68.2) million in the same period of 2016.

Balance Sheet Data
As of September 30, 2017, working capital was $161.9 million, including $62.1 million of cash and cash equivalents with a current ratio of 2.7-to-1. In comparison, as of December 31, 2016, working capital was $163.1 million, including $73.4 million of cash and cash equivalents with a current ratio of 2.8-to-1. Total debt at September 30, 2017 was $121.0 million as compared to $141.2 million at December 31, 2016.  The decrease in total debt was primarily due to net repayments of $21.2 million in the nine months ended September 30, 2017.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. ET today.  To participate, dial (888) 259-8544 or (719) 457-2630, conference ID number: 7129850.  A simultaneous webcast of the conference call may be accessed online from the Events and Presentations link of the Investors page at www.BelFuse.com.  The webcast replay will be available for a period of 20 days at this same Internet address.  For a telephone replay, dial (844) 512-2921 or (412) 317-6671, conference ID number: 7129850 after 2:00 p.m. Eastern.

About Bel
Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Non-historical information contained in this press release (such as the statements regarding the impact of the growth with broadline distribution partners, the introduction of an IoT application into the consumer marketplace, order volumes for certain recent wins, the contribution of specific products mentioned in this press release and the impact of the NPS divestiture) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures
The non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP EPS, Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.  We present results adjusted to exclude the effects of certain unusual or special items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods.  We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Website Information
We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net sales	$126,386	$128,809	$371,671	$381,614
Cost of sales	98,769	102,234	291,729	306,273
Gross profit	27,617	26,575	79,942	75,341
As a % of net sales	21.9%	20.6%	21.5%	19.7%

Selling, general and administrative expenses	20,903	19,385	63,858	55,006
As a % of net sales	16.5%	15.0%	17.2%	14.4%
Impairment of goodwill and other intangible assets(2)	-	-	-	105,972
Loss (gain) on disposal of property, plant and equipment	182	(2,099)	283	(2,083)
Restructuring charges	-	(20)	171	581

Income (loss) from operations	6,532	9,309	15,630	(84,135)
As a % of net sales	5.2%	7.2%	4.2%	-22.0%

Interest expense	(1,466)	(1,538)	(4,476)	(5,243)
Interest income and other, net	18	243	65	466
Earnings (loss) before benefit for income taxes	5,084	8,014	11,219	(88,912)

Provision for (benefit from) income taxes	60	(1,696)	2,329	(20,701)
Effective tax rate	1.2%	-21.2%	20.8%	23.3%
Net earnings (loss) available to common stockholders	$5,024	$9,710	$8,890	$(68,211)
As a % of net sales	4.0%	7.5%	2.4%	-17.9%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175	2,175	2,175	2,175
Class B common shares - basic and diluted	9,864	9,760	9,856	9,730

Net earnings (loss) per common share:
Class A common shares - basic and diluted	$0.40	$0.78	$0.69	$(5.52)
Class B common shares - basic and diluted	$0.42	$0.82	$0.75	$(5.78)

(1) The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission. Some prior period amounts have been reclassified to conform to the current year presentation. These reclassifications, individually and in the aggregate, had no impact on our consolidated statements of operations.

(2) During the nine months ended September 30, 2016, we recorded a non-cash impairment charge of $106.0 million related to our goodwill and other intangible assets. This impairment did not impact our cash expenditures, liquidity, financial performance, compliance with our debt covenants or affect our ongoing business.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)
	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$62,106	$73,411
Accounts receivable, net	83,643	74,416
Inventories	104,522	98,871
Other current assets	9,231	8,744
Total current assets	259,502	255,442
Property, plant and equipment, net	43,664	48,755
Goodwill and other intangible assets, net	90,914	92,779
Other assets	34,408	29,764
Total assets	$428,488	$426,740

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$45,493	$47,235
Current portion of long-term debt	15,551	11,395
Other current liabilities	36,567	33,697
Total current liabilities	97,611	92,327
Long-term debt	105,479	129,850
Other liabilities	47,303	46,129
Total liabilities	250,393	268,306
Stockholders' equity	178,095	158,434
Total liabilities and stockholders' equity	$428,488	$426,740

(1) The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of U.S. GAAP Net Earnings Available to Common Stockholders to Non U.S. GAAP EBITDA(2)
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

U.S. GAAP Net earnings (loss) available to common stockholders	$5,024	$9,710	$8,890	$(68,211)
Interest expense	1,466	1,538	4,476	5,243
Provision for (benefit from) income taxes	60	(1,696)	2,329	(20,701)
Depreciation and amortization	5,236	5,402	15,712	16,370
Non U.S. GAAP EBITDA	$11,786	$14,954	$31,407	$(67,299)
% of net sales	9.3%	11.6%	8.5%	-17.6%

Unusual or special items:
ERP system implementation consulting costs	395	371	1,483	371
Professional fees related to legal entity restructuring	-	-	200	-
Acquisition related costs	-	-	-	162
Restructuring charges	-	(20)	171	581
Power Solutions acquisition-related settlements	-	-	-	(5,155)
Gain on sale of Hong Kong property	-	(2,107)	-	(2,107)
Impairment of goodwill and other intangible assets	-	-	-	105,972

Non U.S. GAAP Adjusted EBITDA	$12,181	$13,198	$33,261	$32,525
% of net sales	9.6%	10.2%	8.9%	8.5%

(1) The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included non-U.S. GAAP financial measures, including Non-U.S. GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under U.S GAAP, to aid in comparisons with other periods. We may use Non-U.S GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

The following tables detail the impact of certain unusual or special items had on the Company's net earnings per common Class A and Class B basic and diluted shares ("EPS") and the line items these items were included on the condensed consolidated statements of operations.

	Three Months Ended September 30, 2017					Three Months Ended September 30, 2016
Reconciling Items	Income from operations	Provision for income taxes	Net earnings	Class A EPS	Class B EPS	Income from operations	Benefit from income taxes	Net earnings	Class A EPS	Class B EPS

GAAP measures	$6,532	$60	$5,024	$0.40	$0.42	$9,309	$(1,696)	$9,710	$0.78	$0.82
Items included in SG&A expenses:
ERP system implementation consulting costs	395	130	265	0.02	0.02	371	96	275	0.02	0.02
Professional fees related to legal entity restructuring	-	-	-	-	-	-	-	-	-	-
Acquisition related costs	-	-	-	-	-			-
Power Solutions acquisition related items and settlements	-	-	-	-	-			-
Gain on sale of Hong Kong property	-	-	-	-	-	(2,107)	-	(2,107)	(0.17)	(0.18)
Restructuring charges	-	-	-	-	-	(20)	(8)	(12)	-	-
Impairment of goodwill and other intangible assets	-	-	-	-	-			-
Items included in income taxes:
Incremental tax related to legal entity restructuring	-	-	-	-	-			-
Power Solutions acquisition related settlements	-	-	-	-	-			-
Non-GAAP measures	$6,927	$190	$5,289	$0.42	$0.44	$7,553	$(1,608)	$7,866	$0.63	$0.66

	Nine Months Ended September 30, 2017					Nine Months Ended September 30, 2016
Reconciling Items	Income from operations	Provision for income taxes	Net earnings	Class A EPS	Class B EPS	Income from operations	Benefit from income taxes	Net loss	Class A EPS	Class B EPS

GAAP measures	$15,630	$2,329	$8,890	$0.69	$0.75	$(84,135)	$(20,701)	$(68,211)	$(5.52)	$(5.78)
Items included in SG&A expenses:
ERP system assessment costs	1,483	462	1,021	0.08	0.09	371	96	275	0.02	0.02
Professional fees related to legal entity restructuring	200	76	124	0.01	0.01	-	-	-	-	-
Acquisition related costs	-	-	-	-	-	162	61	101	0.01	0.01
Power Solutions acquisition related items and settlements	-	-	-	-	-	(5,155)	(780)	(4,375)	(0.35)	(0.37)
Gain on sale of Hong Kong property	-	-	-	-	-	(2,107)	-	(2,107)	(0.17)	(0.18)
Restructuring charges	171	44	127	0.01	0.01	581	212	369	0.03	0.03
Impairment of goodwill and other intangible assets	-	-	-	-	-	105,972	4,385	101,587	8.20	8.61
Items included in income taxes:
Incremental tax related to legal entity restructuring	-	(2,308)	2,308	0.18	0.19	-	-	-	-	-
Power Solutions acquisition related settlements	-	-	-	-	-	-	13,809	(13,809)	(1.11)	(1.17)
Non-GAAP measures	$17,484	$603	$12,470	$0.97	$1.05	$15,689	$(2,918)	$13,830	$1.11	$1.17